Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2014 RESULTS

Positive volume trends in Europe and the Americas

PERRYSBURG, Ohio (July 29, 2014) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2014.

Highlights

•      Second quarter 2014 earnings from continuing operations attributable to the Company were $0.80 per share (diluted), compared with $0.81 per share in the same period of 2013.(1)

•      Most regions generated year-over-year volume growth for the quarter. The Company reported strong gains in South America, modest growth in Europe and North America, and lower volume in Asia Pacific.

•      Higher segment operating profit in South America was offset by modest declines in the other regions. Strong volume growth in Brazil and a promising increase in demand in the Andean countries boosted profitability in South America.

•      Net interest expense was consistent with prior year.

Commenting on the Company’s second quarter results, Chairman and Chief Executive Officer Al Stroucken said, “Our performance in the second quarter was in line with our expectations. We are pleased with the positive volume growth we achieved in three of our four regions. Global volumes were up — excluding footprint reductions undertaken in China earlier in the year. Higher profitability in South America, likely a benefit from the World Cup, was modestly overshadowed by supply chain challenges in North America. And in Europe, production downtime associated with engineering activities related to our asset optimization program, as well as furnace rebuilds, mitigated the benefits of higher sales volumes.”

(1)  There were no items management considers not representative of ongoing operations in either comparison period. Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in the table entitled Reconciliation to Adjusted Earnings in this release.

Selected Financial Data

	Three months ended		Six months ended
	June 30		June 30
(Dollars in millions, except per share amounts and operating profit margin)	2014	2013	2014	2013

Net sales	$1,797	$1,781	$3,436	$3,422
Segment operating profit	262	267	480	493
Segment operating profit margin	14.6%	15.1%	14.0%	14.5%
Earnings attributable to the Company from continuing operations	134	135	236	214
Earnings per share from continuing operations (diluted)	$0.80	$0.81	$1.42	$1.29

Adjusted earnings (non-GAAP)	$134	$135	$236	$234
Adjusted earnings per share (non-GAAP)	$0.80	$0.81	$1.42	$1.41

Operational highlights

Net sales in the second quarter of 2014 were $1.8 billion, up 1 percent from the prior year second quarter. Price was up 1 percent on a global basis, as a slight decline in Europe was offset by broad-based price gains in the Americas. Currency had a positive impact on the top line, with a stronger Euro more than offsetting a weaker Brazilian real and Australian dollar.

Sales volume, in terms of tonnes shipped, increased in three of the Company’s four regions, but global volume decreased 1 percent year-over-year due to a strong contraction in Asia Pacific.  Europe volume increased 2 percent, driven by a strong performance in beer, as well as gains in wine and food. North America volume grew 1 percent, with increases in beer and non-alcoholic beverages, such as juices and iced coffees. South America volume increased 8 percent, buoyed by strong demand in Brazil and volume gains in the Andean countries. Volume in Asia Pacific contracted 27 percent due primarily to the Company’s smaller footprint in China, as well as ongoing weak demand in Australia.

Segment operating profit was $262 million, down $5 million compared with the prior year second quarter. South America’s operating profit expanded more than 40 percent, driven in part by the aforementioned volume gains. In Europe, profit was down modestly as the benefit from higher sales volume and ongoing savings from the asset optimization program were more than offset by lower production volume.

North America reported lower operating profit in the quarter. Higher supply chain costs and a less favorable sales mix outweighed slightly higher sales and production volumes. Profitability in Asia Pacific was impacted by lower volume and higher costs, particularly energy.

Corporate and other costs improved by $5 million compared with prior year, primarily driven by lower pension expense.

Financial highlights

Net interest expense was flat with prior year. The Company repurchased $12 million in stock during the second quarter of 2014.

Outlook

Commenting on the Company’s outlook for the third quarter, Stroucken said, “We expect demand in Europe and North America to remain stable, yet we anticipate better performance in Europe on higher production volume and asset optimization savings. North America will likely see slightly lower production due to higher planned furnace maintenance. While we lack visibility into post World Cup demand in Brazil, we expect to benefit from volume growth in the Andean countries, as well as the lack of several one-off, unfavorable events in 2013. Our expectations in Asia Pacific remain subdued, with sales declines in China due to our plant closures earlier in the year, and persistently low demand in Australia. For the Company, we project higher earnings year on year. We will stay the course to deliver our long-term financial commitments by focusing on cost reduction and maintaining disciplined capital allocation.”

The Company now expects adjusted EPS in the range of $2.85 to $3.05 per share for the full year 2014. The Company’s free cash flow projection of approximately $350 million for the year remains unchanged.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for July 30, 2014

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Wednesday, July 30, 2014, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on July 30. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contact:                                                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2014 earnings conference call is currently scheduled for Wednesday, October 29, 2014, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2014	2013	2014	2013

Net sales	$1,797	$1,781	$3,436	$3,422
Cost of goods sold	(1,439)	(1,412)	(2,757)	(2,734)

Gross profit	358	369	679	688

Selling and administrative expense	(131)	(129)	(264)	(258)
Research, development and engineering expense	(17)	(15)	(32)	(30)
Interest expense, net	(54)	(56)	(108)	(124)
Equity earnings	19	16	35	33
Other income (expense), net	4	(8)	3	(15)

Earnings from continuing operations before income taxes	179	177	313	294

Provision for income taxes	(39)	(37)	(66)	(70)

Earnings from continuing operations	140	140	247	224

Loss from discontinued operations	(20)	(3)	(21)	(13)

Net earnings	120	137	226	211

Net earnings attributable to noncontrolling interests	(6)	(5)	(11)	(10)

Net earnings attributable to the Company	$114	$132	$215	$201

Amounts attributable to the Company:
Earnings from continuing operations	$134	$135	$236	$214
Loss from discontinued operations	(20)	(3)	(21)	(13)
Net earnings	$114	$132	$215	$201

Basic earnings per share:
Earnings from continuing operations	$0.81	$0.82	$1.43	$1.30
Loss from discontinued operations	(0.12)	(0.02)	(0.13)	(0.08)
Net earnings	$0.69	$0.80	$1.30	$1.22

Weighted average shares outstanding (thousands)	164,906	164,369	164,833	164,220

Diluted earnings per share:
Earnings from continuing operations	$0.80	$0.81	$1.42	$1.29
Loss from discontinued operations	(0.12)	(0.02)	(0.13)	(0.08)
Net earnings	$0.68	$0.79	$1.29	$1.21

Diluted average shares (thousands)	166,258	165,731	166,212	165,617

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	June 30, 2014	December 31, 2013	June 30, 2013

Assets
Current assets:
Cash and cash equivalents	$194	$383	$249
Receivables	1,147	943	1,159
Inventories	1,204	1,117	1,175
Prepaid expenses	103	107	110
Total current assets	2,648	2,550	2,693

Property, plant and equipment, net	2,661	2,632	2,600
Goodwill	2,065	2,059	2,031
Other assets	1,217	1,178	1,086

Total assets	$8,591	$8,419	$8,410

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$1,027	$322	$437
Current portion of asbestos-related liabilities	150	150	155
Accounts payable	1,123	1,144	982
Other liabilities	538	638	545
Total current liabilities	2,838	2,254	2,119

Long-term debt	2,620	3,245	3,336
Asbestos-related liabilities	256	298	257
Other long-term liabilities	955	1,019	1,504
Share owners’ equity	1,922	1,603	1,194

Total liabilities and share owners’ equity	$8,591	$8,419	$8,410

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Six months ended June 30
Unaudited	2014	2013
Cash flows from operating activities:
Net earnings	$226	$211
Loss from discontinued operations	21	13
Non-cash charges
Depreciation and amortization	229	215
Pension expense	29	52
Restructuring, asset impairment and related charges		10
Cash Payments
Pension contributions	(20)	(17)
Asbestos-related payments	(42)	(49)
Cash paid for restructuring activities	(38)	(47)
Change in components of working capital	(354)	(351)
Other, net (a)	(82)	(15)
Cash provided by (utilized in) continuing operating activities	(31)	22
Cash utilized in discontinued operating activities	(2)	(5)
Total cash provided by (utilized in) operating activities	(33)	17

Cash flows from investing activities:
Additions to property, plant and equipment	(196)	(164)
Other, net	18	2
Cash utilized in investing activities	(178)	(162)

Cash flows from financing activities:
Changes in borrowings, net	71	9
Issuance of common stock	5	6
Treasury shares purchased	(12)	(10)
Distributions to noncontrolling interests	(35)	(21)
Other, net	(3)	(13)
Cash provided by (utilized in) financing activities	26	(29)
Effect of exchange rate fluctuations on cash	(4)	(8)
Decrease in cash	(189)	(182)
Cash at beginning of period	383	431
Cash at end of period	$194	$249

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2014	2013	2014	2013
Net sales:
Europe	$790	$746	$1,496	$1,396
North America	541	527	1,026	996
South America	274	269	513	538
Asia Pacific	184	231	387	478
Reportable segment totals	1,789	1,773	3,422	3,408
Other	8	8	14	14
Net sales	$1,797	$1,781	$3,436	$3,422

Segment operating profit (a):
Europe	$109	$111	$196	$170
North America	83	93	148	167
South America	53	37	94	90
Asia Pacific	17	26	42	66

Reportable segment totals	262	267	480	493

Items excluded from segment operating profit:
Retained corporate costs and other	(29)	(34)	(59)	(65)
Items not considered representative of ongoing operations that impact other expense, net (b)	—	—		(10)

Interest expense, net	(54)	(56)	(108)	(124)
Earnings from continuing operations before income taxes	$179	$177	$313	$294

Segment operating profit margin (c):

Europe	13.8%	14.9%	13.1%	12.2%
North America	15.3%	17.6%	14.4%	16.8%
South America	19.3%	13.8%	18.3%	16.7%
Asia Pacific	9.2%	11.3%	10.9%	13.8%
Reportable segment margin totals	14.6%	15.1%	14.0%	14.5%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings.

(c)          Segment operating profit margin is segment operating profit divided by segment sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30		Six months ended June 30
Unaudited	2014	2013	2014	2013

Earnings from continuing operations attributable to the Company	$134	$135	$236	$214
Items impacting other expense, net:
Restructuring, asset impairment and related charges		—		10
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		—		11
Items impacting income tax:
Net benefit for income tax on items above		—		(1)
Total adjusting items	—	—	—	20

Adjusted earnings	$134	$135	$236	$234

Diluted average shares (thousands)	166,258	165,731	166,212	165,617

Earnings per share from continuing operations (diluted)	$0.80	$0.81	$1.42	$1.29
Adjusted earnings per share	$0.80	$0.81	$1.42	$1.41